Exhibit 10.2

August 5, 2026
Via Email
James J. Ferguson III
[***]
[***]
Re:    Employment Offer Letter
Dear Terry:
Mineralys Therapeutics, Inc. (the “Company”) is pleased to offer you a position on the terms set forth in this letter (this “Agreement”).
•Employment Start Date. We expect that your start date will be on or prior to August 10, 2026 (the “Start Date”). This offer, if not accepted, will expire at the close of business on August 7, 2026.
•Duties. You shall serve and shall perform such duties as are customarily associated with the position of Chief Medical Officer and such other duties as are assigned to you by your supervisor, the Company’s Chief Executive Officer. Your job duties and responsibilities may change from time to time, without advance notice, in the sole discretion of the Company. You shall be permitted to work remotely from your home office; provided, however, that, once the Company has established a permanent office location in the greater Philadelphia area, you will be expected to perform your duties on-site at such location periodically and as required to achieve the Company’s objectives. This is an exempt position.
During the term of your employment, you shall devote your full working time and attention to the business affairs of the Company; provided, however, that, subject to the terms of the Company’s form of Proprietary Information and Inventions Assignment Agreement, as described below, this shall not preclude you from (a) devoting time to personal and family investments, (b) participating in industry associations, (c) serving on community and civic boards, (d) serving on up to one for-profit board (or such greater number as approved by the Chief Executive Officer), (e) serving on advisory board(s), (f) serving as an academic mentor, or (g) providing limited professional consulting services to non-competing commercial entities with full knowledge and revocable approval of the Chief Executive Officer; provided such activities do not interfere with your duties to the Company, as determined in good faith by the Chief Executive Officer.
•Compensation. Your compensation will be as follows:
oBase Salary. You will receive an annual base salary of $550,000 for all hours worked after such date. You will be paid in accordance with the Company’s customary payroll procedures as established and modified from time-to-time. Your annual base salary will be reviewed and evaluated for adjustments by and at the sole discretion of the Board of Directors of the Company (the “Board”) or its designated committee.
oAnnual Bonus. In addition to your base salary, you may be eligible to earn, for each fiscal year of the Company ending during the term of your employment with the Company, commencing in 2026, an annual cash performance bonus under the

Company’s bonus plan, as approved from time to time by the Board or its designated committee. Your target annual bonus will be 50% of your base salary for the year to which such annual bonus relates (your “Target Bonus”). Your actual annual bonus will be determined on the basis of your and/or the Company’s attainment of financial or other performance criteria established by the Board or its designated committee in accordance with the terms and conditions of such bonus plan. Except as provided herein, you must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion. For the avoidance of doubt, your annual bonus for 2026 will be prorated to reflect the portion of such year following your Start Date.
oStock Options. As soon as practicable following your Start Date, you will be granted stock options to purchase 135,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant. The stock options will be subject to the terms and conditions of the Company’s 2025 Employment Inducement Incentive Award Plan (the “Plan”) and your stock option agreement. The stock options will vest over a four-year vesting schedule, with 25% of such stock options vesting on the first anniversary of your Start Date and the remaining stock options vesting in 36 monthly installments thereafter, subject to your continued employment or service through each vesting date.
oRestricted Stock Units. As soon as practicable following your Start Date, you will be granted 102,400 restricted stock units (“RSUs”). Each RSU represents the right to receive one share of the Company’s common stock. The RSUs will be granted pursuant to the Plan, and will be subject to the terms and conditions of the Plan and your RSU agreement. The RSUs will vest over a four-year vesting schedule, with 25% of such RSUs vesting on each of the first, second, third and fourth anniversaries of your Start Date, subject to your continued employment or service through each vesting date.
oBenefits. You shall be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will also be entitled to vacation and/or paid time off each year in accordance with Company policy and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time to time in its discretion.
oWithholding. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.
•Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

•Indemnification. You will receive defense and be indemnified by the Company to the full extent of the provisions of the Company’s charter and bylaws and applicable state law and on terms no less favorable than those provided to other officers and directors. You will also receive directors’ and officers’ insurance coverage on terms no less favorable than those provided to other officers and directors.
•Severance.
oAccrued Obligations. If your employment terminates for any reason, you are entitled to your fully earned but unpaid base salary, through the date such termination is effective at the rate then in effect, and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at the time of your termination of employment in accordance with the terms of such plans, including, without limitation, any accrued but unpaid paid time off and any continuation of benefits required by applicable law (the “Accrued Obligations”).
oSeverance Benefits. In addition to your Accrued Obligations, subject to your continued compliance with the Proprietary Information and Inventions Assignment Agreement, as described below, and the effectiveness of your Release, as defined below, if your employment is involuntarily terminated by the Company without Cause (and other than by reason of your death or disability) or you resign for Good Reason (either such termination, a “Qualifying Termination”), you shall be entitled to receive, as the sole severance benefits to which you are entitled, the benefits provided below (the “Severance Benefits”):
An amount equal to 9 months’ base salary (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), which amount will be paid over a period of 9 months following your termination of employment in accordance with the Company’s standard payroll practices, with the first such installment occurring within 10 days following the date your Release becomes effective (which first installment will include any installments that would have occurred prior to such date but for the fact your Release was not yet effective); provided, if upon your termination you are also eligible for Garden Leave Payments under the Proprietary Information and Inventions Assignment Agreement (as such term is defined therein), then, in each pay period, any base pay provided in this paragraph will be reduced by the amount of such Garden Leave Payments paid in such pay period;
If you are terminated between January 1 and the payment date of your annual cash performance bonus for the calendar year preceding the date of your Qualifying Termination, you will be paid a lump sum cash payment in an amount equal to the amount of the annual cash performance bonus that you would have otherwise earned for performance in the calendar year preceding your termination, which amount will be paid in a lump sum within 10 days following the date your Release becomes effective;
The Company will pay you an amount equal to your Target Bonus for the calendar year in which your Qualifying Termination occurs, prorated for the portion of such year that has elapsed prior to the date of such Qualifying Termination, which amount will be paid in a lump sum within 10 days following the date your Release becomes effective;
For the 9-month period beginning on the date of your termination of employment (or, if earlier, (a) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires, or (b) the date on which you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), if you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the date of your termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse you on a monthly basis for an amount equal to the actual monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment. If any of the Company’s health benefits are self-funded as of the date of your termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you a lump sum amount in advance for the COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment;
Notwithstanding anything else set forth herein, in the Plan or in any award agreement, such number of the unvested Stock Awards (as defined below) then held by you that vest solely based on service will vest on the effective date of your Release as would have vested during the 9-month period following your Qualifying Termination had you remained employed by the Company during such period; provided, however, that, any Stock Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable Stock Award agreement; and

In the event your Qualifying Termination occurs within 3 months prior to, or on or within 12 months following a Change in Control, the foregoing severance benefits shall be revised as follows: (a) the references to “9 months” in the foregoing severance provisions shall be increased to “12 months,” (b) in addition to the prorated Target Bonus described above, you will receive an additional amount equal to (i) 100% of your Target Bonus for the calendar year in which your Qualifying Termination occurs, less (ii) the prorated Target Bonus to be paid as provided above, which additional amount will be paid in a lump sum within 10 days following the later of (A) the date your Release becomes effective, or (B) the date of the Change in Control, and (c) 100% of all of your Stock Awards that vest solely based on service will vest upon the later to occur of (i) your Qualifying Termination or (ii) the Change in Control; provided, however, that, any Stock Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable Stock Award agreement.
oAs a condition to your receipt of any post-termination payments and benefits pursuant to the preceding paragraphs, you shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company in order to effectuate a valid general release of claims. In the event the Release does not become effective within the 60-day period following the date of your termination of employment, you will not be entitled to the aforesaid payments and benefits.
oFor purposes of this Agreement, “Cause” means any of the following: (a) your commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (b) your conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (c) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (d) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part; (e) your ongoing and repeated failure or refusal to perform or neglect of your duties as required by this Agreement or your ongoing and repeated failure or refusal to comply with the instructions given to you by the Company, which failure, refusal or neglect continues for 15 days following your receipt of written notice from the Company stating with specificity the nature of such failure, refusal or neglect; or (f) your willful, material breach of any material Company policy or any material provision of this Agreement or the Proprietary Information and Inventions Assignment Agreement. Prior to the determination that “Cause” under clauses (d), (e) or (f) has occurred, the Company shall (i) provide to you in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (ii) other than with respect to clause (e) above which specifies the applicable period of time for you to remedy your breach, afford you a reasonable opportunity to remedy any such breach, (iii) provide you an opportunity to be heard prior to the final decision to terminate your employment hereunder for such “Cause” and (iv) make any decision that such “Cause” exists in good faith. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.
oFor purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan. If a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.
oFor purposes of this Agreement, “Good Reason” means any of the following without your written consent: (a) a material diminution in your authority, duties or responsibilities; (b) a material diminution in your base compensation or annual cash target bonus opportunity (and you and the Company agree that any diminution of 10% or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions in your base compensation), unless such a reduction is imposed across-the-board to senior management of the Company; (c) a material change in the geographic location at which you must perform your duties; or (d) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under this Agreement. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within 60 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 30 days following the expiration of the foregoing 30-day cure period.
oFor purposes of this Agreement, “Stock Awards” means all stock options, RSUs, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements, as in effect from time to time, and any shares of stock issued upon exercise or settlement thereof. Notwithstanding anything in this Agreement to the contrary, in the event the Stock Award agreement or the equity plan pursuant to which the Stock Awards were granted provides for more favorable treatment of your Stock Awards, nothing in this Agreement is intended to limit your right to such more favorable treatment as provided in such Stock Award agreement or equity plan.
oTo the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is 6 months and one day following your Separation from Service, (b) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.
oTo the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your post-termination benefits shall occur (or commence) on the later of (a) January 1 of the second calendar year, or (b) the first regularly-scheduled payroll date following the date your Release becomes effective.
oAny reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
•Deemed Resignation. Upon termination of your employment for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.
•Section 280G.
oIn the event that any payment or benefit received or to be received by you pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of your employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code; provided, in case of clauses (B), (C) and (D), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to you on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.
oAll determinations regarding the application of this “Section 280G Treatment” section shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which, in the written opinion of the 280G Firm, (A) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (B) constitutes reasonable compensation for services actually rendered, within the meaning of

Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Section 280G Treatment” section shall be done by the 280G Firm.
oThe 280G Firm will be directed to submit its determination and detailed supporting calculations to both you and the Company within 15 days after notification from either the Company or you that you may receive payments which may be “parachute payments.” You and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.
•Company Policies And Proprietary Information and Inventions Assignment Agreement. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. You have previously executed the Company’s form of the Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A, which shall survive termination of your employment with the Company and the termination of this Proprietary Information and Inventions Assignment Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.
•Other Agreements. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. Without limiting the foregoing, you represent and agree that you are not bound by any non-compete or non-solicitation agreement or any other type of agreement that would prohibit your employment with the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions before the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.
•At-will Employment. Your employment with the Company will be “at-will” at all times, including after your introductory, probationary period, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this offer. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
•Employment Terms. As a condition to your employment with the Company, you are required to (a) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (b) provide satisfactory proof of your identity as required by United States law.
•Reasonableness of Terms. You agree that the terms contained in this Agreement are reasonable in all respects and that the restrictions contained therein are designed to protect the Company against unfair competition. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.
•Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New Jersey without regard to conflicts-of-law principles. Any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in the State of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
•Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
•Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.
•Entire Agreement. This Agreement, the Proprietary Information and Inventions Assignment Agreement and the Indemnification and Advancement Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein. This Agreement, the Proprietary Information and Inventions Assignment Agreement and the Indemnification and Advancement

Agreement supersede any other such promises, obligations, warranties, representations or agreements between you and the Company, and you agree that any and all such prior promises, obligations, warranties, representations and agreements are hereby terminated. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.
If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this letter and the Proprietary Information and Inventions Assignment Agreement to my attention.
Sincerely,

Mineralys Therapeutics, Inc.

/s/ Jon Congleton
Jon Congleton
Chief Executive Officer

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ James J. Ferguson III        Date: 8/5/2026
James J. Ferguson III

Exhibit A:    Proprietary Information and Inventions Assignment Agreement